   As filed with the Securities and Exchange Commission on November    , 1996
                                                                    ---
                                                Registration No.
                                                                ---------------
-------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                    BARRISTER INFORMATION SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

              New York                                     16-1176561
-------------------------------                       ----------------------
       (State or other                                  (I.R.S. Employer
jurisdiction of incorporation)                          Identification No.)

             465 Main Street, Buffalo, New York 14203 (716) 845-5010
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(Address, including zip code, and telephone number, including area code, or registrant's principal executive offices)

                                -----------------

                      1989 STOCK INCENTIVE PLAN, AS AMENDED

                            (Full title of the plan)

                                -----------------

                              Mark C. Donadio, Esq.
                          Secretary and General Counsel
                    Barrister Information Systems Corporation
                                 465 Main Street
                             Buffalo, New York 14203
                                 (716) 845-5010

          (Name and address, including zip code, and telephone number, including area code, of agent for service)

                                         Calculation of Registration Fee
---------------------------------------------------------------------------------------------------------------
Title of securities to   Amount to be           Proposed maximum       Proposed maximum        Amount of
be registered            registered (1)         offering price per     aggregate offering      registration fee
                                                share (2)              price (2)
---------------------------------------------------------------------------------------------------------------
Common Stock, par        533,334 Shares         $ 2.00                 $ 1,066,668             $ 323.23
value $.24 per share
---------------------------------------------------------------------------------------------------------------

---------------
(1) Pursuant to Rule 416(c), this Registration Statement covers an indeterminate amount of interests to be offered or sold under the Plan.

(2) Estimated pursuant to Rule 457 solely for the purpose of calculating the registration fee based on the average of the high and low trading prices for the Common Stock on the American Stock Exchange on November 15, 1996.

                                EXPLANATORY NOTE

                  The Company's 1989 Stock Incentive Plan, as amended (the "Incentive Plan"), amended, superseded and replaced the Company's Incentive Stock Option Plan (the "Prior Plan"). As initially adopted on August 14, 1990 and amended on October 9, 1991, the Incentive Plan authorized the sale of 1,800,000 shares of common stock, including 500,000 shares to be sold under the Prior Plan. Prior thereto, on October 6, 1986, the Company's Registration Statement on Form S-8 (No. 33-8749) covering 400,000 shares of common stock authorized to be sold under the Prior Plan was declared effective. Based on a 1 for 6 reverse stock split, approved by the Shareholders on October 9, 1991, shares of common stock authorized for sale under the Incentive Plan were adjusted to 300,000 shares, including the shares formerly authorized to be sold under the Prior Plan. On October 4, 1994, the Company amended the Incentive Plan to authorize the sale of an additional 300,000 shares thereunder. This Registration Statement covers 533,334 shares of common stock currently authorized to be sold under the Incentive Plan. The other 66,666 shares of common stock authorized for sale under the Incentive Plan are covered by the Company's previous Registration Statement on Form S-8 (No. 33-8749) effective October 6, 1986.

                                     PART II

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

                  Barrister Information Systems Corporation (the "Company") hereby incorporates by reference into this Registration Statement the following documents:

                  (a) The Company's Annual Report on Form 10-K for the year ended March 31, 1996;

                  (b) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act") since the end of the fiscal year covered by the Annual Report referred to in (a) above, including the Company's Quarterly Reports on Form 10-Q for the quarters ended June 28, 1996 and September 27, 1996; and

                  (c) The description of the Company's common stock contained in the Registration Statement on Form 8-A, dated December 10, 1985 filed under
Section 12 of the 1934 Act, including any amendments or reports filed for the purpose of updating such description.

                  All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that the securities offered hereby have been sold or which deregisters the securities offered hereby then remaining unsold, shall also be deemed to be incorporated by reference into this Registration Statement and to be a part hereof commencing from the date of filing of such documents.

Item 4.           Description of Securities

                  Not applicable.

Item 5.           Interests of Named Experts and Counsel

                  Mark C. Donadio, Esq., whose opinion appears as an exhibit to this Registration Statement, serves as the Company's Secretary and General Counsel.

                  Mr. Donadio owns 21,125 shares of the Company's Common Stock and options to purchase 32,000 shares of Common Stock pursuant to the Incentive Plan.

Item 6.           Indemnification of Directors and Officers

                  The Registrant's By-laws require the Registrant to indemnify, and advance the expenses of, any director, officer or employee to the fullest extent permitted from time to time by the Business Corporation Law of the State of New York (the "BCL"). The Registrant's By-laws also provide that indemnification under the By-laws shall not be exclusive of other rights of indemnification of such persons when authorized by a resolution of shareholders, a resolution of directors, or an agreement providing for indemnification.

                  The Registrant's Certificate of Incorporation limits the personal liability of the Registrant's directors to the Registrant or any of its shareholders for any breach of duty as a director to the fullest extent permitted by the BCL.

                  Article 7 of the BCL permits New York corporations, acting through the boards of directors, to extend broad protection to their directors, officers, and other employees by way of indemnity and advancement of expenses. The BCL also authorizes shareholders to add a provision to their corporation's Certificate of Incorporation to provide that its directors will not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director unless a judgment or other final disposition adverse to the director establishes that (1) such director's acts or omissions were in bad faith or involved intentional misconduct or knowing violation of law; or (2) such director personally gained in fact a financial profit or other advantage to which the director was not legally entitled; or (3) the acts of such director violated Section 719 of the BCL. Section 719 provides that, unless a director performs the duties of a director in good faith and with a degree of care which an ordinary prudent person in a like position would use under similar circumstances, the director may be liable for voting or concurring in the following corporate actions; (a) the declaration of an illegal dividend; (b) a corporation's repurchase of its own shares when the repurchase is not authorized by New York law; (c) the distribution of assets to shareholders after dissolution of the corporation without adequately providing for known liabilities of the corporation; and (d) a loan by a corporation to any director unless the loan is authorized by a vote of shareholders. Section 726 of the BCL permits the purchase of insurance to indemnify a corporation or its officers and directors to the extent permitted. Generally, the BCL allows corporations to provide for indemnification of directors, officers, and employees except in those cases where a judgment or other final adjudication adverse to the indemnified party establishes the acts were committed in bad faith or were the result of active and deliberate dishonesty or that the indemnified party personally gained a financial profit or other advantage to which he or she was not legally entitled.

Item 7.           Exemption from Registration Claimed

                  Not applicable.

Item 8.           Exhibits

                  Exhibit Number       Description
                  --------------       -----------

                          4.1 1989 Stock Incentive Plan, as Amended (incorporated by reference to Proxy Statement dated August 26, 1994 filed on August 25, 1994)

                          5.1          Opinion of Mark C. Donadio, Esq.

                         23.1          Consent of KPMG Peat Marwick LLP

                         23.2          Consent of Mark C. Donadio, Esq.
                                       (included in Exhibit 5.1)

Item 9.           Undertakings

                  A.       The Company hereby undertakes:

                           (1) To file, during any period in which offers or
sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
10(a)(3) of the Securities Act of 1933, as amended (the "1933 Act");

                           (ii) To reflect in the prospectus any facts or events
arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement; and

                           (iii) To include any material information with
respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

                           (2) That, for the purpose of determining any
liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                           (3) To remove from registration by means of a
post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                  B. The Company hereby undertakes that, for purposes of determining any liability under the 1934 Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to
Section 15(d) of the 1934 Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

                  Pursuant to the requirements of the 1933 Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on the 13th day of November, 1996.

                                  BARRISTER INFORMATION SYSTEMS CORPORATION

                                  By:  /s/ Richard P. Beyer
                                     --------------------------------------
                                           Richard P. Beyer,
                                           Vice-President and
                                           Chief Financial Officer

                  Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              SIGNATURE                                    TITLE                                  DATE
/s/ Henry P. Semmelhack                 Chairman of the Board, President and                November 12, 1996
------------------------------------    Director (Principal Executive Officer)
Henry P. Semmelhack

/s/ Richard P. Beyer                    Vice President and Chief Financial  Officer         November 12, 1996
------------------------------------    and  Director  (Principal Financial and
Richard P. Beyer                        Accounting Officer)


/s/ Jose Rivero                         Vice President and Director                         November 12, 1996
------------------------------------
Jose Rivero

/s/ Richard E. McPherson                (Director)                                          November 12, 1996
------------------------------------
Richard E. McPherson

/s/ Franklyn S. Barry                   (Director)                                          November 13, 1996
------------------------------------
Franklyn S. Barry

                                         EXHIBIT INDEX

Exhibit Number                      Description                                           Page No.
--------------                      -----------                                           --------
        4.1                         1989 Stock Incentive Plan, as amended                    ---
                                    (incorporated by reference to Proxy Statement
                                    dated August 26, 1994 filed on August 25,
                                    1994)

        5.1                         Opinion of Mark C. Donadio, Esq.                           1

       23.1                         Consent of KPMG Peat Marwick LLP                           2

       23.2                         Consent of Mark C. Donadio, Esq.                           1
                                    (included in Exhibit 5.1)